Exhibit 5



Dominion Resources, Inc.
P. O. Box 26532
Richmond, Virginia 23261

December 18, 1997



Board of Directors
Dominion Resources, Inc.
P. O. Box 26532
Richmond, Virginia 23261

Dear Sir/Madam:

I am Vice President and General Counsel of Dominion Resources, Inc. (the Company), and I have advised the Company in connection with the registration, pursuant to a Registration Statement on Form S-8 being filed with the Securities and Exchange Commission under the Securities Act of 1933 of 3,000,000 shares of the Company's Common Stock, without par value (the Common Stock), which have been reserved for issuance pursuant to The East Midlands Electricity Savings Related Share Option Scheme 1997 (the Scheme). In connection with the filing of the Registration Statement, you have requested my opinion concerning certain corporate matters.

I am of the opinion that the issuance of Common Stock has been duly authorized and when issued in accordance with the terms and provisions of the Scheme, the shares of Common Stock will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons where consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.

Very truly yours,


/s/JAMES F. STUTTS
James F. Stutts, Esq.
Vice President and General Counsel